Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
To Board of Directors

Gen Digital Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-267386, 333-230163, 333-229511, 333-223734, 333-221341, 333-219714, 333-216132, 333-212847, 333-191889, 333-179268, 333-170326, and 333-155266) on Form S-8 and (Nos. 333-238756, 333-221042, 333-214054, and 333-211513) on Form S-3 of Gen Digital Inc. of our report dated May 24, 2023, with respect to the consolidated financial statements of Gen Digital Inc. and the effectiveness of internal control over financial reporting.

Gen Digital Inc. acquired Avast plc during September 2022. Management excluded from its assessment of the effectiveness of their internal control over financial reporting as of March 31, 2023, Avast plc’s internal control over financial reporting associated with total assets (excluding goodwill and intangibles) and total revenues representing approximately 3%, or $462 million, and 16%, or $518 million, respectively, included in the consolidated financial statements of Gen Digital Inc. as of and for the year ended March 31, 2023. Our audit of internal control over financial reporting of Gen Digital Inc. also excluded an evaluation of the internal control over financial reporting of Avast plc.

/s/ KPMG LLP
Santa Clara, California
May 24, 2023